CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
of Ceramics Process Systems Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ceramics Process Systems Corporation of our report dated March 8, 2004 relating to our audit of the consolidated financial statements of Ceramics Process Systems Corporation and subsidiary as of December 27, 2003 and for the year then ended appearing in the Annual Report on Form 10-K of Ceramics Process Systems Corporation for the year ended December 27, 2003.

/s/ Sansiveri, Kimball & McNamee, L.L.P.

November 9, 2005
Providence, Rhode Island